Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amedisys, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-138255 and 333-145582) on Form S-3 and (Nos. 333-60525, 333-51704, 333-53786, 333-143967, 333-152359, 333-182347 and 333-205267) on Form S-8 of Amedisys, Inc. and subsidiaries of our reports dated March 1, 2017, with respect to the consolidated balance sheets of Amedisys, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10-K of Amedisys, Inc. and subsidiaries.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states Amedisys, Inc. acquired Associated Home Care on March 1, 2016 and the assets of Professional Profiles, Inc. on September 1, 2016, and management excluded from its assessment of the effectiveness of Amedisys, Inc.’s internal control over financial reporting as of December 31, 2016, Associated Home Care’s and Professional Profiles, Inc.’s internal control over financial reporting associated with approximately 1% of total assets and 2% of revenue included in the consolidated financial statements of Amedisys, Inc. as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Amedisys, Inc. also excluded an evaluation of the internal control over financial reporting of Associated Home Care and Professional Profiles, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

March 1, 2017